CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A PREFERRED STOCK

Of

Life Clips, Inc.

Pursuant to Section 17-16-602 of the

Wyoming Business Corporation Act

The undersigned does hereby certify that the following resolution was duly adopted by the Board of Directors (the “Board”) of Life Clips, Inc., a Wyoming corporation (hereinafter called the “Corporation”), with the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, having been fixed by the Board pursuant to authority granted to it under Article V of the Corporation’s Articles of Incorporation and in accordance with the provisions of Section 17-16-602 of the Wyoming Business Corporation Act:

RESOLVED: That, pursuant to authority conferred upon the Board by the Corporation’s Articles of Incorporation, the Board hereby authorizes 1,000,000 shares of the preferred stock of the Corporation as Series A Preferred Stock, par value $0.001 per share, of the Corporation and hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares, in addition to those set forth in the Articles of Incorporation of the Corporation, as follows:

Section 1. Designation. The shares of such Series shall be designated “Series A Preferred Stock,” and the number of shares constituting such Series shall be 1,000,000 (the “Series A Preferred Stock”). The number of shares of Series A Preferred Stock may be increased or decreased by resolution of the Board and approval by the holders of a majority of the outstanding shares of the Series A Preferred Stock, voting as a separate voting group; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares of such Series then outstanding.

Section 2. Ranking. The Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank the same as the common stock of the Corporation, par value $0.001 per share (the “Common Stock”).

Section 3. Dividends. The Series A Preferred Stock shall have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose.

Section 4. Liquidation, Dissolution or Winding Up. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or the Corporation’s sale, lease, exchange or other disposition of assets the Series A Preferred Stock shall participate pro rata with the Common Stock as one class as to any distributions distributed to the shareholders of the Corporation.

Section 5. Voting Rights. The holders of the shares of Series A Preferred Stock shall be entitled to notice of all shareholders’ meetings (or any action by written consent) in accordance with the Corporation’s Articles of Incorporation and Bylaws, and applicable law, as if the holders of Series A Preferred Stock were holders of Common Stock (and whether or not the holders of Series A Preferred Stock are entitled to vote at the meeting or on the action taken by written consent). Each share of Series A Preferred Stock shall have one hundred (100) votes on any matter submitted to a vote of the shareholders of the Corporation. Except as otherwise expressly provided by this Certificate of Designation or by applicable law, the holders of Series A Preferred Stock shall vote together with the holders of the outstanding shares of all other capital stock of the Corporation (including the Common Stock and any other series of preferred stock then outstanding), and not as a separate class, series or voting group.

1

Section 6. Transfer; Redemption; Legends, etc. The Series A Preferred Stock shall not be transferrable by the holder thereof, whether voluntarily or by operation of law, or otherwise. The Series A Preferred Stock may be redeemed by the Corporation at any time for the par value thereof. In the event that the holder of Series A Preferred Stock who is an employee or officer of the Corporation leaves their position as an employee or officer of the Corporation for any reason, the Series A Preferred Stock held by such holder shall be automatically cancelled without any further action of any person or entity, and shall cease to be issued and outstanding, and shall thereafter constitute authorized and unissued shares of Series A Preferred Stock. The Series A Preferred Stock is not convertible into any other class of shares of the Corporation. Each certificate representing the Series A Preferred Stock shall bear a legend in substantially the following format:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS SECURITY MAY NOT BE TRANSFERRED BY THE HOLDER HEREOF UNDER ANY CIRCUMSTANCES, AND IS SUBJECT TO REDEMPTION AT ANY TIME BY LIFE CLIPS, INC. AND IS SUBJECT TO CANCELLATION UPON THE OCCURRENCE OF CERTAIN EVENTS.

Section 7. Headings. The headings of the paragraphs of this Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

Section 8. Notices. All notices or communications in respect of the Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Articles of Incorporation or Bylaws or by applicable law or regulation. Notwithstanding the foregoing, if the Series A Preferred Stock is issued in book-entry form or any similar facility, such notices may be given to the holders of the Series A Preferred Stock in any manner permitted by such facility.

Section 9. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

Section 10. Severability. If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

[Remainder of Page Left Intentionally Blank.]

2

IN WITNESS WHEREOF, Life Clips, Inc. has caused this Certificate of Designations to be duly executed by its authorized corporate officer this 9th day of May, 2017.

By:	/s/ Huey Long
Name:	Huey Long
Title:	Chief Executive Officer

3